EXHIBIT 99

NEWS RELEASE For further information, contact Kent Henschen, Director – Marketing & Corporate Communications Tel: 414-768-4626 Fax: 414-768-4474 khenschen@bucyrus.com www.bucyrus.com

BUCYRUS INTERNATIONAL, INC. ANNOUNCES SUMMARY OPERATING RESULTS FOR THE THREE AND SIX MONTHS ENDED JUNE 30, 2007

______________________________________________________________________

South Milwaukee, Wisconsin – August 2, 2007 - Bucyrus International, Inc. (NASDAQ: BUCY), one of the world's leading manufacturers of large-scale excavation equipment used in surface mining, and a leading designer, manufacturer and marketer of high technology system solutions for underground coal mining as a result of its recent acquisition of DBT GmbH (“DBT”), announced today its summary unaudited results for the three and six months ended June 30, 2007. Bucyrus acquired DBT on May 4, 2007 for $710 million in cash, subject to certain post-closing adjustments, and 471,476 shares of Bucyrus’ common stock with a market value of $21.8 million.

Second Quarter Operating Results

The net assets acquired and results of operations of DBT since the date of acquisition are included in Bucyrus’ financial information presented below which, as a result of the shortened reporting period, may not be indicative of future results.

Sales for the second quarter of 2007 were $374.8 million, an increase of $193.0 million, or 106.2%, from $181.8 million for the second quarter of 2006. Original equipment sales were $189.0 million, an increase of $135.2 million, or 251.6%, from $53.8 million for the second quarter of 2006. Aftermarket parts and service sales were $185.8 million, an increase of $57.8 million, or 45.1%, from $128.0 million for the second quarter of 2006. Sales for the six months ended June 30, 2007 were $565.2 million, an increase of $217.7 million, or 62.7% from $347.5 million for the six months ended June 30, 2006. Original equipment sales were $267.4 million, an increase of $160.2 million, or 149.4%, from $107.2 million for the six months ended June 30, 2006. Aftermarket parts and service sales were $297.8 million, an increase of $57.5 million, or 23.9%, from $240.3 million for the six months ended June 30, 2006. Surface mining sales for second quarter of 2007 were $213.6 million, an increase of $31.8 million, or 17.5%, from $181.8 for the second quarter of 2006. Surface mining original equipment sales were $85.7 million, an increase of $31.9 million, or 59.5%, from $53.8 million for the second quarter of 2006, and aftermarket parts and service sales were $127.9 million, a decrease of $.1 million, or .1%, from $128.0 million for the second quarter of 2006. Surface mining sales for the six months ended June 30, 2007 were $404.0 million, an increase of $56.5 million, or 16.3%, from $347.5 million for the six months ended June 30, 2006. Surface mining original equipment sales were $164.1 million, an increase of $56.9 million, or 53.1%, from $107.2 million for the six months ended June 30, 2006, and aftermarket parts and service sales were $239.9 million, a decrease of $.4 million, or .2%, from $240.3 million for the six months ended June 30, 2006. The overall increase in surface mining sales is the result of sustained demand and increased prices of commodities that are surface mined by Bucyrus machines. Capacity constraints continue to have an impact on surface mining sales. The ongoing expansion of Bucyrus’ South Milwaukee facilities is expected to be completed by the first quarter of 2008. Underground mining sales for the second quarter and first six months of 2007 were $161.2 million and consisted of $103.3 million and $57.9 million of original equipment and aftermarket parts and service sales, respectively. Underground mining sales were at the level expected when DBT was acquired.

Gross profit for the second quarter of 2007 was $96.3 million, or 25.7% of sales, compared with $46.9 million, or 25.8% of sales, for the second quarter of 2006. Gross profit for the six months ended June 30, 2007 was $148.4 million, or 26.3% of sales, compared with $87.8 million, or 25.3% of sales, for the six months ended June 30, 2006. Gross profit for the second quarter and first six months of 2007 was reduced by $6.2 million of amortization of purchase accounting adjustments as a result of the acquisition of DBT. Excluding this amortization, the gross profit percentage for the second quarter and first six months of 2007 in each case would have been 27.3%. The increases in gross profit were primarily due to the acquisition of DBT and increased surface mining original equipment sales, as well as improved gross margins on both surface mining original equipment and aftermarket parts and services.

Selling, general and administrative expenses for the second quarter of 2007 were $42.9 million, or 11.5% of sales, compared with $18.1 million, or 9.9% of sales, for the second quarter of 2006. Selling, general and administrative expenses for the six months ended June 30, 2007 were $64.1 million, or 11.3% of sales, compared with $33.5 million, or 9.7% of sales, for the six months ended June 30, 2006. The increase in selling, general and administrative expenses was primarily due to the acquisition of DBT. Excluding the impact of the acquisition of DBT, the dollar amount of selling, general and administrative expenses in the second quarter of 2007 approximated the dollar amount of selling, general and administrative expenses recognized in recent quarters.

Operating earnings were $44.3 million for the second quarter of 2007, an increase of 74.7% from $25.4 million for the second quarter of 2006. Operating earnings for the six months ended June 30, 2007 were $72.2 million, an increase of 49.2% from $48.4 million for the six months ended June 30, 2006. Included in second quarter and first six months operating earnings for 2007 was $11.5 million related to the operations of DBT, which is net of $10.5 million of purchase accounting adjustments. In addition to operating earnings related to DBT operations, operating earnings for the quarter and six months ended June 30, 2007 increased primarily due to increased gross profit resulting from increased sales volume.

Interest expense was $7.0 million for the second quarter of 2007 compared with $.6 million for the second quarter of 2006. Interest expense for the six months ended June 30, 2007 was $8.4 million compared with $1.2 million for the six months ended June 30, 2006. The increase in interest expense in 2007 was due to increased debt levels related to the financing of the acquisition of DBT.

Income tax expense for the second quarter of 2007 was $11.0 million compared with $3.2 million for the second quarter of 2006. Income tax expense for the six months ended June 30, 2007 was $19.6 million compared with $11.0 million for the six months ended June 30, 2006. The effective rate for the second quarter of 2007 was 28.3%, which is lower than the statutory rate as a result of the implementation of the financing structure and certain one-time adjustments related to the acquisition of DBT. Income tax expense for the second quarter of 2006 was reduced by a net income tax benefit of approximately $3.7 million related to foreign tax credits. The foreign tax credits resulted from the completion of Bucyrus’ evaluation of its potential to claim additional foreign tax credits generated in previous tax periods.

Net earnings for the second quarter of 2007 were $27.8 million, or $.81 per share, compared with $21.6 million, or $0.69 per share, for the second quarter of 2006. Net earnings for the six months ended June 30, 2007 were $45.6 million, or $1.39 per share, compared with $36.1 million, or $1.15 per share, for the six months ended June 30, 2006.

EBITDA for the second quarter of 2007 was $57.7 million, an increase of 98.4% from $29.1 million for the second quarter of 2006. As a percent of sales, EBITDA for the second quarter of 2007 was 15.4% compared to 16.0% for the second quarter of 2006. EBITDA for the six months ended June 30, 2007 was $89.8 million, an increase of 61.3% from $55.7 million for the six months ended June 30, 2006. As a percent of sales, EBITDA for the six months ended June 30, 2007 was 15.9% compared to 16.0% for the six months ended June 30, 2006. Included in second quarter and first six months EBITDA for 2007 was $20.3 million related to the operations of DBT. EBITDA is defined as net earnings before interest income, interest expense, income taxes, depreciation and amortization. EBITDA includes the impact of non-cash stock compensation expense, severance expenses, loss on sales of fixed assets and the inventory fair value purchase accounting adjustment charged to cost of products sold as set forth in the following tables. EBITDA is a measurement not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be viewed as an alternative to GAAP measures of performance. For a reconciliation of net earnings as shown in the Unaudited Consolidated Statements of Earnings to EBITDA and a reconciliation of net cash provided by operating activities as shown in the Unaudited Consolidated Statements of Cash Flows to EBITDA, see the tables below.

Capital expenditures for the first six months of 2007 were $35.6 million, which included $16.8 million related to Bucyrus’ previously announced ongoing expansion of its South Milwaukee facilities. The remaining capital expenditures consisted primarily of production machinery at its main manufacturing facility.

As of June 30, 2007, total backlog was $1.46 billion, $1.13 billion of which was expected to be recognized within the subsequent 12 months. This represents a 63.6% and 90.8% increase from the December 31, 2006 total backlog of $894.7 million and 12-month backlog of $593.8 million, respectively. Included in backlog at June 30, 2007 was $994.6 million related to surface mining operations, $667.4 million of which was expected to be recognized within the subsequent 12 months, and $469.1 million related to underground mining operations, $465.5 million of which was expected to be recognized within the subsequent 12 months. New orders related to surface mining operations for the first six months of 2007 were $298.5 million and $205.3 million for original equipment and aftermarket parts and service sales, respectively. New orders related to underground mining operations for the first six months of 2007 were $127.3 million and $62.2 million for original equipment and aftermarket parts and service sales, respectively. Included in surface mining original equipment orders for the second quarter of 2007 was the sale of a dragline and related equipment with a price in excess of $100.0 million to be delivered by 2010. Since Bucyrus recognizes revenue on a percentage of completion basis, the impact of this order will be recognized over a period of several years.

Conference Call

Bucyrus will hold a telephone conference call pertaining to this news release at 11:00 a.m. Eastern Time (10:00 a.m. Central Time) on Friday, August 3, 2007. Interested parties should call (866) 770-7146 ((617) 213-8068 for international callers), participant passcode 12528842. A replay of the call will be available until August 17, 2007 at (888) 286-8010 ((617) 801-6888 internationally), passcode 11693033. The conference call will also be available as a webcast. The webcast can be accessed through the link provided on the Investor Relations page of Bucyrus’ website at www.bucyrus.com and will be available until September 3, 2007.

# # #

FORWARD-LOOKING STATEMENTS AND CAUTIONARY FACTORS

This press release contains statements that constitute "forward-looking statements" within the meaning of the Private Securities Litigation Reform Act of 1995. These forward-looking statements may be identified by the use of predictive, future tense or forward-looking terminology, such as "believes," "anticipates," "expects," "estimates," "intends," "may," "will" or similar terms. You are cautioned that any such forward-looking statements are not guarantees of future performance and involve significant risks and uncertainties, and that actual results may differ materially from those contained in the forward-looking statements as a result of various factors, some of which are unknown. The factors that could cause actual results to differ materially from those anticipated in such forward-looking statements and could adversely affect our actual results of operations and financial condition include, without limitation:

•	disruption of our plant operations due to equipment failures, natural disasters or other reasons;
•	our ability to attract and retain skilled labor;
•	our production capacity;
•	our ability to purchase component parts or raw materials from key suppliers at acceptable prices and/or on the required time schedule;
•

the cyclical nature of the sale of original equipment due to fluctuations in market prices for coal, copper, oil, iron ore and other minerals, changes in general economic conditions, interest rates, customers’ replacement or repair cycles, consolidation in the mining industry and competitive pressures;

•	the loss of key customers or key members of management;
•	the risks and uncertainties of doing business in foreign countries, including emerging markets, and foreign currency risks;
•	our ability to continue to offer products containing innovative technology that meets the needs of our customers;
•	costs and risks associated with regulatory compliance and changing regulations affecting the mining industry and/or electric utilities;
•	product liability, environmental and other potential litigation;
•	work stoppages at our company, our customers, suppliers or providers of transportation;
•	our ability to satisfy under-funded pension obligations;
•	our ability to effectively and efficiently integrate the operations of DBT and to realize expected levels of sales and profit from this acquisition;
•	potential risks, material weaknesses in financial reporting and liabilities of DBT unknown to us;
•	our dependence on the commodity price of coal and other conditions in the coal markets;
•	our reliance on significant customers;
•	our experience in the underground mining business, which is less than some of our competitors; and
•	our increased levels of debt and debt service obligations relating to our acquisition of DBT.

The foregoing factors do not constitute an exhaustive list of factors that could cause actual results to differ materially from those anticipated in forward-looking statements, and should be read in conjunction with the other cautionary statements and risk factors included in our prospectus supplement filed with the Securities and Exchange Commission on May 9, 2007 in connection with the recent public offering of our common stock and our Quarterly Report on Form 10-Q filed with the Securities and Exchange Commission on May 9, 2007 and other cautionary statements described in our other reports filed with the Securities and Exchange Commission. All forward-looking statements attributable to us are expressly qualified in their entirety by the foregoing cautionary statements. We undertake no obligation to publicly update or revise any forward-looking statements, whether as a result of new information, future events or otherwise.

# # #

	For the three months ended June 30,		For the six months ended June 30,
Dollars in thousands, except per share amounts	2007	2006	2007	2006
Consolidated Statements of Earnings:
Sales	$374,801	$181,804	$565,162	$347,457
Cost of products sold	278,504	134,870	416,787	259,650

Gross profit	96,297	46,934	148,375	87,807
Selling, general and administrative expenses..	42,937	18,078	64,131	33,538
Research and development expenses	4,614	3,051	7,162	4,973
Amortization of intangible assets	4,452	449	4,898	901

Operating earnings	44,294	25,356	72,184	48,395

Interest expense	6,976	601	8,425	1,246
Other (income) expense - net	(1,409)	(3)	(1,432)	119

Earnings before income taxes	38,727	24,758	65,191	47,030

Income tax expense	10,965	3,200	19,566	10,950

Net earnings	$27,762	$21,558	$45,625	$36,080

Net earnings per share:
Basic:
Net earnings per share	$.81	$.69	$1.39	$1.15

Weighted average shares	34,374,666	31,284,624	32,860,879	31,238,416

Diluted:
Net earnings per share	$.80	$.68	$1.38	$1.14

Weighted average shares	34,703,458	31,615,978	33,164,269	31,571,657

Other Financial Data:
EBITDA (1)	$57,684	$29,070	$89,844	$55,686

Non-cash stock compensation expense (2)	1,365	1,166	3,057	1,744
Severance expenses (3)	757	469	1,230	741
Loss on sale of fixed assets (4)	205	13	300	55
Inventory fair value adjustment charged to cost of
products sold (5)	5,631	—	5,631	—

	$7,958	$1,648	$10,218	$2,540

__________________

(1)

EBITDA is defined as net earnings before interest income, interest expense, income tax expense, depreciation and amortization. EBITDA is presented because (i) management uses EBITDA to measure the company’s liquidity and financial performance and (ii) management believes EBITDA is frequently used by securities analysts, investors and other interested parties in evaluating the performance and enterprise value of companies in general, and in evaluating the liquidity of companies with significant debt service obligations and their ability to service their indebtedness. The EBITDA calculation is not an alternative to operating earnings under accounting principles generally accepted in the United States of America, or GAAP, as an indicator of operating performance or of cash flows as a measure of liquidity. Additionally, EBITDA is not intended to be a measure of free cash flow for management’s discretionary use, as it does not consider certain cash requirements such a interest payments, tax payments and debt service requirements. Because not all companies use identical calculations, this presentation of EBITDA may not be comparable to other similarly titled measures of other companies. The following table reconciles net earnings and net cash provided by operating activities..

(2)	Reflects non-cash stock compensation expense related to Bucyrus’ equity incentive plans.
(3)	Reflects severance expenses for personnel changes in the ordinary course.
(4)	Reflects losses on the sale of fixed assets in the ordinary course.
(5)	In connection with the acquisition of DBT, inventories purchased were adjusted to estimated fair value. This adjustment is being charged to cost of products sold as the inventory is sold.

	For the three months ended June 30,		For the six months ended June 30,
Dollars in thousands	2007	2006	2007	2006
EBITDA Reconciliation
Net earnings	$27,762	$21,558	$45,625	$36,080
Interest income	(759)	(127)	(971)	(241)
Interest expense	6,976	601	8,425	1,246
Income tax expense	10,965	3,200	19,566	10,950
Depreciation	7,688	3,133	11,436	6,240
Amortization	5,052	705	5,763	1,411

EBITDA	57,684	29,070	89,844	55,686

Changes in assets and liabilities	(38,273)	(38,056)	(53,330)	(14,234)
Non-cash stock compensation expense	1,365	1,166	3,057	1,744
Loss on sale of fixed assets	205	13	300	55
Interest income	759	127	971	241
Interest expense	(6,976)	(601)	(8,425)	(1,246)
Income tax expense	(10,965)	(3,200)	(19,566)	(10,950)

Net cash provided by operating activities	$3,799	$(11,481)	$12,851	$31,296

Dollars in thousands	June 30, 2007	December 31, 2006
Consolidated Balance Sheets

Assets
Cash and cash equivalents	$31,234	$9,575
Receivables-net	492,904	162,535
Inventories	494,124	176,277
Deferred income taxes	12,642	11,725
Prepaid expenses and other	45,471	16,408

Total current assets	1,076,375	376,520

Goodwill	223,216	47,306
Intangible assets-net	419,236	28,097
Deferred income taxes	32,630	16,117
Other assets	37,464	7,523

Total other assets	712,546	99,043

Property, plant and equipment - net	356,302	125,149

Total assets	$2,145,223	$600,712

Liabilities and Common Stockholders’ Investment
Accounts payable and accrued expenses	$280,764	$127,724
Liabilities to customers on uncompleted contracts and
warranties	173,367	32,233
Income taxes	36,464	9,978
Current maturities of long-term debt and other short-term
obligations	11,335	331

Total current liabilities	501,930	170,266

Postretirement benefits	17,972	17,313
Pension and other	370,663	34,871

Total other liabilities	388,635	52,184

Long-term debt	552,892	82,266

Common stockholders’ investment	701,766	295,996

Total liabilities and common stockholders’ investment	$2,145,223	$600,712